UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 6, 2016

eMagin Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-15751	56-1764501
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2070 Route 52, Hopewell Junction NY 12533

(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: (845) 838-7900

Copies to:

Richard A. Friedman, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway

New York, New York 10006

Phone: (212) 930-9700

Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement between eMagin Corporation and Andrew Sculley

On July 6, 2016 and effective as of July 1, 2016, eMagin Corporation (the “Company”) and Andrew G. Sculley, Jr. entered into an Amended and Restated Employment Agreement (the “Sculley Employment Agreement”), which amends and restates in its entirety the Executive Employment Agreement, dated as of December 31, 2013 and effective as of January 1, 2104, by and between Company and Mr. Sculley.  Pursuant to the Sculley Employment Agreement, Mr. Sculley will continue serving as the Company’s President and Chief Executive Officer.  The Sculley Employment Agreement will continue until December 31, 2018 unless it is terminated sooner pursuant to its terms.  Under the Sculley Employment Agreement, Mr. Sculley will be paid an annual salary of $440,000 and is eligible for a bonus at the discretion of the Company’s Compensation Committee or the Board of Directors from time to time at their discretion.  Mr. Sculley may receive equity-related instruments on an annual basis in amounts and subject to vesting and other terms and conditions as the Board of Directors or Compensation Committee of the Board of Directors may determine.  All other terms and conditions of such awards shall be governed by the terms and conditions of the applicable equity plan and the applicable award agreements, and as determined by the Company’s Compensation Committee.  The annual awards of equity-related instruments shall be made in accordance with the Company’s performance-based compensation plan as approved by the Compensation Committee from time to time.  Mr. Sculley shall be eligible to participate in the Company’s equity and stock purchase plans, as determined in the sole discretion of the Compensation Committee.   The Board or Compensation Committee may provide additional awards of equity-related instruments from time to time or under an incentive plan as they deem appropriate.

During the term of the Sculley Employment Agreement, the Company shall use its reasonable good faith efforts to cause Mr. Sculley to be elected to the Company’s Board of Directors.

Pursuant to the Sculley Employment Agreement, Mr. Sculley’s employment may be terminated by the Company with or without Cause (as defined in the Sculley Employment Agreement) and he may terminate his employment for Good Reason (as defined in the Sculley Employment Agreement) and such other reasons set forth in the Sculley Employment Agreement.

If Mr. Sculley’s employment agreement is terminated without Cause or if he terminates it for Good Reason, then Mr. Sculley shall, at the Company’s sole discretion, be entitled to the lesser of (i) the total amount of his base salary that remains unpaid under the Sculley Employment Agreement, which shall be paid monthly or (ii) monthly salary payments for twelve (12) months, based on Mr. Sculley’s monthly rate of base salary at the date of such termination, provided, however in lieu of the aforementioned monthly payments, the Company may in its sole discretion pay such payments in a lump-sum.  Payment by the Company of the foregoing severance amounts is contingent upon Mr. Sculley’s executing a release agreement substantially in the form attached as an exhibit to the Sculley Employment Agreement, and such release becoming effective, and only so long as Mr. Sculley does not revoke or breach the provisions of the such release or the restrictive covenants set forth in Sections 4 and 5 of the Sculley Employment Agreement.  Mr. Sculley shall also be entitled to: (i) payment for accrued and unused vacation; (ii) the immediate vesting of any non-vested equity-related instruments granted pursuant to Section 2.6 of the Sculley Employment Agreement; and (iii) any bonuses which have accrued prior to the date of Mr. Sculley’s termination.  Shares of any of Mr. Sculley’s stock that are subject to any lockups will be immediately released from such restrictions and registered by the Company within 30 days of his termination.

If the Employment Agreement is terminated with Cause or if Mr. Sculley terminates it without Good Reason then Mr. Sculley shall cease to accrue salary, personal time off, benefits and other compensation on the date of such termination.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement which is attached as an exhibit to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Executive Employment Agreement, dated as of July 1, 2016, by and between the Company and Andrew G. Sculley, Jr.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eMagin Corporation

Date: July 7, 2016	By:	/s/ Jeffrey Lucas
Name: Jeffrey Lucas
Title: Chief Financial Officer

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Exhibit Index

Exhibit Number	Description
99.1	Executive Employment Agreement, dated as of July 1, 2016, by and between the Company and Andrew G. Sculley, Jr.

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